Exhibit 10.29
BUILDERS FIRSTSOURCE, INC.
Amendment to the Employment Agreement
with Charles L. Horn
          This Amendment to the Employment Agreement dated as of January 15, 2004, (the “Agreement”) between Builders FirstSource, Inc. (the “Company”) and Charles L. Horn (“Executive”) is made this 29th day of October, 2008.
          The Board of Directors of the Company and Executive have determined that it is in their best interests to amend the Agreement to include special provisions intended to ensure compliance with Internal Revenue Code Section 409A relating to deferred compensation. In consideration of the mutual covenants contained herein and the continued employment of Executive by the Company, the parties agree as follows:
1.	The Agreement is hereby amended by adding the following sentence to the end of Section 5(c):

“Annual cash bonuses shall be paid in the calendar year following the year to which the bonus relates, and not later than March 15 of such year.”

2.	Section 7 of the Agreement is hereby amended by adding the words “During the Term,” to the beginning of the first sentence of Section 7, and by adding the following sentence to the end of Section 7:

“With respect to Executive’s rights under this Section 7, (i) the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, (ii) the reimbursement of an eligible business expense must be made no later than December 31 of the year after the year in which the business expense was incurred, and (iii) such rights shall not be subject to liquidation or exchange for another benefit.”

3.	The Agreement is hereby amended by deleting Section 10(b) in its entirety and replacing with the following:

“(b) Death. The employment by the Company of Executive pursuant to this Agreement shall be terminated upon the death of Executive, in which event Executive’s spouse or heirs shall receive the following: (i) Executive’s Base Salary and benefits to be paid or provided to Executive under this Agreement through the Date of Termination (“Accrued Obligations”), payable no later than thirty (30) days after the Date of Termination, (ii) continuation of Executive’s Base Salary for a period of one (1) year after the Date of Termination, and (iii) continuation of the health benefits provided for pursuant to Section 8(a) hereof (“Health Benefits”) and welfare benefits provided for pursuant to Section 8(b) hereof (“Welfare Benefits”) for a period of one (1) year after the Date of Termination.”

4.	The Agreement is hereby amended by deleting the second sentence of Section 10(c) in its entirety and replacing with the following:

“In the event the employment by the Company of Executive is terminated pursuant to this Section 10(c), Executive shall be entitled to receive the following: (i) the Accrued Obligations, payable no later than thirty (30) days after the Date of Termination, (ii)

subject to Section 24 hereof, continuation of his Base Salary for a period of one (1) year after the Date of Termination, (iii) continuation of Health Benefits for a period of one (1) year after the Date of Termination, and (iv) subject to Section 24 hereof, continuation of Welfare Benefits for a period of one (1) year after the Date of Termination; provided, however, that amounts payable to Executive under this Section 10(c) shall be reduced by the proceeds of any short- and/or long-term disability payments under the Company plans referred to in Section 8 hereof to which Executive may be entitled during such period.”

5.	The Agreement is hereby amended by deleting the second sentence of Section 10(e) in its entirety and replacing it with the following:

“In the event the employment by the Company of Executive is terminated pursuant to this Section 10(e), Executive shall be entitled to receive the following: (i) the Accrued Obligations, payable no later than thirty (30) days after the Date of Termination, (ii) subject to Section 24 hereof, continuation of his Base Salary for a period of one (1) year after the Date of Termination, (iii) continuation of Health Benefits for a period of one (1) year after the Date of Termination, (iv) subject to Section 24 hereof, continuation of Welfare Benefits for a period of one (1) year after the Date of Termination, and (v) subject to Section 24 hereof, an amount equal to his Average Bonus Compensation (as hereafter defined), payable in accordance with Section 10(j).”

6.	The Agreement is hereby amended by deleting Section 10(g) in its entirety and replacing it with the following:

“(g) Non-Renewal. In the event that at any time during the Term (as it may be extended) the Company notifies Executive of its intent not to renew this Agreement pursuant to Section 2(b) hereof, and Executive then delivers a Notice of Resignation to the Company within ninety (90) days of receipt of such notice of non-renewal, Executive shall be entitled to receive the following: (i) the Accrued Obligations, payable no later than thirty (30) days after the Date of Termination, (ii) subject to Section 24 hereof, continuation of his Base Salary for a period of one (1) year after the Date of Termination, (iii) continuation of Health Benefits for a period of one (1) year after the Date of Termination, (iv) subject to Section 24 hereof, continuation of Welfare Benefits for a period of one (1) year after the Date of Termination, and (iv) subject to Section 24 hereof, an amount equal to his Average Bonus Compensation (as hereafter defined), payable in accordance with Section 10(j).”

7.	The Agreement is hereby amended by deleting the last sentence of Section 10(h) and replacing it with the following:

“Such bonus shall be paid in the fiscal year following the fiscal year for which it is earned, and not later than March 15 of such year, in accordance with the Company’s normal practices.”

8.	The Agreement is hereby amended by adding a new Section 10(k) to read as follows::

“(k) Continuation of Welfare Benefits. With respect to Executive’s rights to continuation of Welfare Benefits provided for in Sections 10(b), (c), (e) and (g), (i) the benefits provided in any one calendar year shall not affect the benefits provided in any other calendar year, (ii) the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the business expense was incurred, and (iii) such rights shall not be subject to liquidation or exchange for another benefit.”

9.	The Agreement is hereby amended by adding the following new Section 24:

“24. Code Section 409A.
     (a) Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of the occurrence of Executive’s separation from service, such amount or benefit will not be payable or distributable to Executive by reason of such separation from service unless (i) the circumstances giving rise to such separation from service meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”
     (b) Notwithstanding anything in this Agreement to the contrary, if any amount or benefit specified herein as “subject to Section 24 hereof,” or any other amount or benefit that would otherwise constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
          (i) if the payment or distribution is payable in a lump sum, Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service (the “Delay Period”); and
          (ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive’s death or the end of the Delay Period, whereupon the accumulated amount will be paid or distributed to Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume; and
          (iii) to the extent that this Section 24(b) applies to the provision of Welfare Benefits, Executive shall be entitled to pay the full cost of premiums to maintain the Welfare Benefits during the Delay Period, and the Company shall pay to Executive an amount equal to the amount of such premiums promptly following the end of the Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.”

10.	Except as expressly amended hereby, the terms of the Agreement shall be and remain unchanged and the Agreement as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Executive have caused this Amendment to be executed on the day and year first above written.

BUILDERS FIRSTSOURCE, INC.

By:	/s/ Donald F. McAleenan Senior Vice President

EXECUTIVE

/s/ Charles L. Horn

Charles L. Horn